Filed Pursuant to Rule 433
Registration No. 333-143744

Final Term Sheet
February 7, 2008

VERIZON COMMUNICATIONS INC.

   $750,000,000 4.35% Notes due 2013
$1,500,000,000 5.50% Notes due 2018
$1,750,000,000 6.40% Notes due 2038

Issuer:	Verizon Communications Inc.

Title of Securities:	4.35% Notes due 2013 (the “Notes due 2013”) 5.50% Notes due 2018 (the “Notes due 2018”) 6.40% Notes due 2038 (the “Notes due 2038”)

Trade Date:	February 7, 2008

Settlement Date (T+3):	February 12, 2008

Maturity Date:	Notes due 2013: February 15, 2013 Notes due 2018: February 15, 2018 Notes due 2038: February 15, 2038

Aggregate Principal Amount Offered:	Notes due 2013: $750,000,000 Notes due 2018: $1,500,000,000 Notes due 2038: $1,750,000,000

Price to Public (Issue Price):	Notes due 2013: 99.724% plus accrued interest, if any, from February 12, 2008
Notes due 2018: 99.756% plus accrued interest, if any, from February 12, 2008
Notes due 2038: 99.051% plus accrued interest, if any, from February 12, 2008

Gross Spread:	Notes due 2013: 0.350% Notes due 2018: 0.450% Notes due 2038: 0.875%

Price to Verizon:	Notes due 2013: 99.374% Notes due 2018: 99.306% Notes due 2038: 98.176%

Underwriter Reimbursement of Verizon Expenses:	Underwriters to reimburse $1,177,000 of Verizon expenses.

Interest Rate:	Notes due 2013: 4.35% per annum Notes due 2018: 5.50% per annum Notes due 2038: 6.40% per annum

Interest Payment Dates:	Semi-annually on each February 15 and August 15, commencing August 15, 2008.

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000.

Optional Redemption:	Notes due 2013: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 25 basis points.
Notes due 2018: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 30 basis points.
Notes due 2038: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 35 basis points.

Joint Bookrunners:	Notes due 2013: Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc. and J.P. Morgan Securities Inc.

Notes due 2018: Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Securities LLC

Notes due 2038: Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

Allocation:
	Notes Due 2013	Notes Due 2018	Notes Due 2038
Barclays Capital Inc.	$22,500,000	$45,000,000	$420,000,000

Citigroup Global Markets Inc.	22,500,000	45,000,000	420,000,000

Credit Suisse Securities (USA) LLC	180,000,000	45,000,000	52,500,000

Goldman, Sachs & Co.	22,500,000	360,000,000	52,500,000

Greenwich Capital Markets, Inc.	180,000,000	45,000,000	52,500,000

J.P. Morgan Securities Inc.	180,000,000	360,000,000	420,000,000

UBS Securities LLC	22,500,000	360,000,000	52,500,000

Bear, Stearns & Co. Inc.	22,500,000	45,000,000	52,500,000

Mistubishi UFJ Securities International plc	22,500,000	45,000,000	52,500,000

RBC Capital Markets Corporation	22,500,000	45,000,000	52,500,000

Wachovia Capital Markets, LLC	22,500,000	45,000,000	52,500,000

Blaylock Robert Van, LLC	7,500,000	0	17,500,000

Guzman & Company	7,500,000	15,000,000	0

Loop Capital Markets, LLC	7,500,000	0	17,500,000

Muriel Siebert & Co., Inc.	0	15,000,000	17,500,000

Samuel A. Ramirez & Co., Inc.	7,500,000	15,000,000	0

The Williams Capital Group, LP.	0	15,000,000	17,500,000

	$750,000,000	$1,500,000,000	$1,750,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated February 7, 2008; Prospectus dated February 7, 2008

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1 (888) 227-2275 Ext. 2663, Citigroup Global Markets Inc. toll-free at 1 (877) 858-5407, Credit Suisse Securities (USA) LLC toll-free at 1 (800) 221-1037, Goldman, Sachs & Co. toll-free at 1 (866) 471-2526, J.P. Morgan Securities Inc. collect at 1 (212) 834-4533, Greenwich Capital Markets, Inc. toll-free at 1 (866) 884-2071 or UBS Securities LLC toll-free at 1 (888) 827-6444 Ext. 561-3884.

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